Exhibit 21.1


                  List of Subsidiaries, as of December 6, 2000
                  --------------------------------------------


   Key Technology, Inc., an Oregon corporation (the Registrant)
     o  Key Technology FSC, Inc., a Guam corporation
     o  Key Technology Holdings USA LLC, an Oregon limited liability company
        o  Suplusco Holding B.V., a Netherlands corporation
           o  Key Technology B.V., a Netherlands corporation
     o  Key Technology AMVC LLC, an Oregon limited liability company
        o  ALS, Inc., a California corporation
        o  ARC Netherlands B.V., a Netherlands corporation
     o  Ventek, Inc., an Oregon corporation

























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